Exhibit 99.4
TERMINATION AGREEMENT IN RESPECT OF FOREIGN
GUARANTEE AGREEMENT
     TERMINATION AGREEMENT dated as of October 24, 2005 among JPMORGAN CHASE BANK, N.A. and NORTEL NETWORKS (ASIA) LIMITED and certain other financial institutions.
     WHEREAS, Nortel Networks (Asia) Limited (“Nortel Networks Asia”) and JPMorgan Chase Bank, N.A. (the “Collateral Agent”) entered into the NNL Foreign Subsidiary Guarantee dated as of April 4, 2002, as amended December 12, 2002 (the “Asia Guarantee”);
     WHEREAS, Nortel Networks Asia desires to terminate the Asia Guarantee pursuant to Section 14 thereof; and
     WHEREAS, NNL, Nortel Networks Asia and certain of NNL’s other Subsidiaries have delivered a termination request letter dated October 24, 2005 to the Collateral Agent and Export Development Corporation (“EDC”) requesting that the Collateral Agent terminate the Asia Guarantee pursuant to Section 14 thereof;
     WHEREAS, EDC has consented to the termination of the Asia Guarantee pursuant to Section 14 thereof;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1     Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Asia Guarantee.
     Section 2     Termination. The Asia Guarantee is hereby terminated in full in accordance with Section 14 thereof.
     Section 3     Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New York, United States of America, except as otherwise required by mandatory provisions of law.
     Section 4     Expenses. Nortel Networks Asia will forthwith upon demand pay to the Collateral Agent any reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with the termination of the Asia Guarantee.
     Section 5     Further Assurances. Upon termination of the Asia Guarantee, the Collateral Agent and Nortel Networks Asia will promptly execute and deliver to EDC or Nortel Networks Asia, if applicable, such documents as EDC and Nortel Networks Asia shall reasonably request to evidence the termination of the Asia Guarantee.
     Section 6     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed by their respective authorized officers as of October      , 2005.

JPMORGAN CHASE BANK, N.A.
By

Its

NORTEL NETWORKS (ASIA) LIMITED
By

Its

Consented to this                 day of                                                   ,

EXPORT DEVELOPMENT CANADA
By
Howard Clysdale
Senior Financial Services Manager Telecom Team

By
David Guy
Director Telecom Team

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